For Immediate Release

Contact: Andrew M. O’Shea Chief Financial Officer (860) 298-0444 aoshea@moscowcablecom.com	Or: Barbara Cano Breakstone Group International (646) 452-2334 bcano@breakstone-group.com

Moscow CableCom Corp Announces AKADO

Third Quarter 2005 Operational Progress

New York, October 18, 2005 - Moscow CableCom Corp. (NASDAQ: MOCC) today announced third quarter 2005 operational progress of its wholly-owned subsidiary, ComCor-TV, a Russian company that provides broadband communication, information and entertainment services in Moscow under the brand name “AKADO”.

As of September 30, 2005, AKADO's access network reached a total of 255,622 homes and businesses.  This represents an increase of 57,143 homes, or 28.8%, year-to-date, of which 29,991 were activated in the third quarter.  The company continues to design and plan construction in additional administrative regions within Moscow, which is expected to result in an accelerated rate of expansion in the fourth quarter of this year and into 2006.

Terrestrial TV Services

As a result of this expanded access network and continued marketing efforts, as of September 30, 2005 active subscribers for AKADO's terrestrial TV services totaled 77,090, a 17.8% increase from the December 31, 2004 total of 65,451 and a 22.9% year-on-year increase from September 30, 2004 subscriber levels.

Premium Cable TV Services

Active subscribers for AKADO’s premium cable TV services increased to 9,466 as of September 30, 2005, which is an increase of 30.2% from the December 31, 2004 subscriber total of 7,268. This represents an increase of 96.4% from the September 30, 2004 level.  During the first half of 2005, AKADO had temporarily reduced its marketing of television services while it prepared to implement a digital platform to provide expanded video product offerings to its customers. This led to a decline in the number of subscribers to 6,405 as of June 30, 2005.  With the arrival of digital platform connection equipment in late June, AKADO began actively marketing its premium television services to increase the number of subscribers for this service by 47.8% during the quarter.

Internet Access Services

AKADO’s active subscriber base for Internet access services increased to 24,985 as of September 30, 2005, which represents an increase of 55.5% since December 31, 2004 and a year-on-year increase of 96.4% from September 2004 subscriber levels.

As a result, Moscow CableCom expects third quarter revenues from subscriber services, excluding installation and equipment revenues or the recognition of previously deferred revenues, to total approximately $2,242,000, or a 0.3% increase from service revenues reported for the second quarter of 2005, and a 60.8% increase over the subscriber revenues of $1,394,000 reported in the third quarter of 2004. Year-to-date subscriber fee revenue of $6,572,000 is 76.1% more than the $3,732,000 of such revenues reported for the first nine months of 2004. The third quarter is generally marked by slower growth and higher levels of seasonal deactivations of service. However, the month of September showed the largest month-over-month growth in terms of subscribers and revenue for AKADO’s television and Internet service offerings in AKADO’s relatively young history.

Mikhail Smirnov, Chief Executive Officer, stated, "We are very pleased with the progress our company was able to demonstrate in the month of September to complete our third quarter. We believe that continued expansion of our homes-passed network and intensified focus on increasing our market share within the areas in which we have a presence will help produce more impressive gains in the coming fiscal quarters. We presently are expanding our presence in two additional administrative regions and expect that progress in our fourth quarter will bring our service revenues to an annualized run rate in excess of $12 million by the end of the year, with additional markets being opened to us for further growth into 2006.”

Subscriber statistics are as follows:

Subscriber Summary – As of September 30, 2005
	Nine Months ended September 30 2005				Nine months ended September 30, 2004
	Homes	Active Customers			Homes	Active Customers
	Passed	Terrestrial TV	Premium Cable TV	Internet	Passed	Terrestrial TV	Premium Cable TV	Internet
Beginning of period	198,479	65,451	7,268	16,063	154,786	54,158	3,817	7,980
Net additions	57,143	11,639	2,198	8,922	42,777	8,582	2,445	7,187
End of period	255,622	77,090	9,466	24,985	197,563	62,740	6,262	12,722
Net additions %	28.8%	17.8%	30.2%	55.5%	27.6%	15.8%	64.1%	59.4%

About Moscow CableCom

Moscow CableCom Corp. (NASDAQ NM: MOCC) is the US-based parent of ComCor-TV (CCTV), a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed network in Moscow.  At present, no other company in Moscow is providing a full range of residential broadband services. For more information on Moscow CableCom Corp. and AKADO, visit: www.moscowcablecom.com and www.akado.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may contain words such as “expects,” “anticipates,” “plans,” believes,” “projects” and words of similar meaning. These statements relate to our future business and financial performance, including CCTV's development,  its ability to attract new subscribers, to continue to expand its network, to achieve positive cash flow and our ability to raise funds for CCTV's development. These statements are based on management's best assessment of Moscow CableCom's and CCTV's strategic and financial position and of future market conditions and trends and involve substantial risks and uncertainties. The actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements, including lack of operating history of CCTV, liquidity difficulties, developments in the marketplace for cable services in Moscow, Russia, technological changes, operating in the Russian Federation, including general economic, political, social and tax conditions and legislative and regulatory matters affecting the cable industry, and changes in generally accepted accounting principles are described in the our Transition Report on Form 10-K for the ten-month period ended December 31, 2004 and other public filings made by us with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. There may be other risks that we have not described that may adversely affect our business and financial condition. We disclaim any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.